Exhibit 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235

NEWS RELEASE	For additional information: Edward A. Merritt Chief Financial Officer (651) 787-1068
October 13, 2016

DELUXE CORPORATION ANNOUNCES REDEMPTION OF ITS $200 MILLION 6.00% SENIOR NOTES DUE 2020

St. Paul, MN – Deluxe Corporation (NYSE: DLX) today announced that it has issued a notice to redeem all of its $200 million 6.00% outstanding Senior Notes due 2020 (CUSIP NO. 248019AS0) (the “Notes”). In accordance with the terms of the indenture under which the Notes were issued, the Notes will be redeemed in full on November 15, 2016 at a redemption price of 103.000% of the principal amount thereof, plus accrued and unpaid interest up to, but not including, the date of redemption.

A notice of redemption is being delivered by U.S. Bank National Association as trustee for the Notes, to all registered holders. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from U.S. Bank National Association by calling (800)934-6802.

This announcement is not an offer to purchase or a solicitation of an offer to purchase any Notes.

The Company intends to utilize borrowings under its recently expanded credit facility to fund the redemption.

As previously announced, the Deluxe Corporation third quarter 2016 earnings release is scheduled for October 27, 2016. At that time, management will provide an updated financial outlook which includes the expected impact of the redemption of the 2020 Senior Notes.

About Deluxe Corporation
Deluxe is a growth engine for small businesses and financial institutions. 4.5 million small business customers utilize Deluxe's service and product solutions, including website development and hosting, email marketing, social media, search engine optimization and logo design, in addition to our industry-leading checks and forms offerings. Deluxe serves approximately 5,100 financial institutions with a diverse portfolio of financial technology solutions that enable them to grow revenue and manage their customers throughout their lifecycle, including our best-in-class check program solutions. Deluxe is also a leading provider of checks and accessories sold directly to consumers. For more information, visit us at www.deluxe.com, www.facebook.com/deluxecorp or www.twitter.com/deluxecorp.

Forward-Looking Statements
Statements in this press release concerning the Company’s or management’s intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Forward-looking statements speak only as of the time made, and the Company assumes no obligation to publicly update any such statements.
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